Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Lindsay S. Bixler
Executive Vice President and Chief Financial Officer
(610) 215-2327

PB BANKSHARES, INC. ANNOUNCES 2021 FOURTH QUARTER AND ANNUAL
FINANCIAL RESULTS

Coatesville, Pennsylvania, February 23, 2022 — PB Bankshares, Inc. (the “Company”) (NASDAQ: PBBK), the holding company for Presence Bank (the “Bank”), reported unaudited net income of $245,000 for the fourth quarter ended December 31, 2021 and $785,000 for the year ended December 31, 2021 compared to a net loss of $(577,000) and $(415,000) for the same periods in 2020. Earnings per share (EPS) were $0.10 for the fourth quarter 2021 and $0.31 for the year ended December 31, 2021.

Paycheck Protection Program

The Bank originated approximately $6.0 million of Paycheck Protection Program (“PPP”) loans in the first and second quarters of 2021.  As of December 31, 2021, $859,000 of PPP loans remained outstanding.  $74,000 and $266,000 of loan income (interest and fees, net) for PPP loans was recognized during the three and twelve months ended December 31, 2021, respectively.
Income Statement

Net interest income was $2.2 million for the three months ended December 31, 2021 and $7.9 million for the year ended December 31, 2021 compared to $1.6 million and $6.6 million, respectively, for the same periods in 2020. The period over period increases were primarily due to the increase in interest income on loans and decreases in interest expense on deposits and borrowings.

The Company recorded a $66,000 provision for loan losses for the three months ended December 31, 2021 and a $287,000 provision for loan losses for the year ended December 31, 2021 compared to $139,000 and $760,000, respectively, for the same periods in 2020.  The decrease in the provision for loan losses for both periods of 2021 compared to the same periods in 2020 was primarily due to adding additional reserves during 2020 to take into account the uncertain impacts of COVID-19 on economic conditions and our borrowers’ ability to repay loans, partially offset by loan growth during 2021. There has been a decrease in historical loss factors in the current year as a result of no charge-offs during 2021. The allowance for loan losses was $3.1 million, or 1.24%, of loans outstanding at December 31, 2021 and $2.9 million, or 1.51%, of loans outstanding at December 31, 2020. Total non-performing assets decreased to $1.7 million at December 31, 2021 from $2.8 million at December 31, 2020.  The non-performing assets to total assets ratio was 0.52% and 1.02% as of December 31, 2021 and December 31, 2020, respectively.
Noninterest income was $253,000 for the three months ended December 31, 2021 and $790,000 for the year ended December 31, 2021 compared to $188,000 and $666,000, respectively, for the same periods in 2020. The primary reason for the increase in noninterest income for both periods was other income related to the termination of the pension plan and growth in bank owned life insurance through additional policies.

Noninterest expense was $2.0 million for the three months ended December 31, 2021 and $7.4 million for the year ended December 31, 2021 compared to $2.4 million and $7.1 million, respectively, for the same periods in 2020. The quarter over quarter decrease was primarily due to decreases in occupancy and equipment, data and item processing and professional fees, partially offset by an increase in salary and employee benefits. The largest increase for both periods was attributable to increases in salary and employee benefits, with a large factor being Employee Stock Ownership Plan expense.  The year over prior year increase had higher FDIC insurance premiums due to the growth in deposits.

Balance Sheet

Total assets increased $39.6 million to $314.9 million at December 31, 2021 from $275.3 million at December 31, 2020. The increase in assets was primarily due to the increase in net loans receivable, partially offset by a decrease in cash and cash equivalents. Gross loans increased $63.5 million to $253.0 million at December 31, 2021 from December 31, 2020, primarily in the commercial real estate portfolio. Deposits increased by $19.7 million to $251.1 million at December 31, 2021 from December 31, 2020, primarily due to increases in money market and interest-bearing demand deposits as part of relational loan growth. Stockholders’ equity increased $23.8 million to $45.8 million at December 31, 2021 from $22.0 million at December 31, 2020 primarily as a result of the completion of the Bank’s mutual-to-stock conversion and the Company’s initial public stock offering which raised $26.2 million in net proceeds.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.
These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of the allowance for loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; the effects of the COVID-19 pandemic; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company and the Bank caution prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
About PB Bankshares, Inc. and Presence Bank
PB Bankshares, Inc. is the holding company for Presence Bank. Presence Bank was founded in 1919 and currently operates four banking offices and two loan production offices in Chester, Lancaster and Dauphin Counties, Pennsylvania.